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                                                                     Exhibit 5.1


                               Interliant, Inc.
                            Two Manhattanville Road
                           Purchase, New York 10577

                                       June 29, 2000

Interliant, Inc.
Two Manhattanville Road
Purchase, NY 10577

Ladies and Gentlemen:

          I am General Counsel to Interliant, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 1,500,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), issuable pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

          I have examined and am familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

          Based on the foregoing, I am of the opinion that:

          1. the issuance of the Shares upon exercise of options granted under the Plan has been lawfully and duly authorized; and

          2. the Shares that may be issued and delivered in accordance with the terms of the Plan, including payment of the exercise price therefor (assuming a purchase price of not less than $0.01 per share), when issued, will be validly issued, fully paid and nonassessable.

          The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

          I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,



                              /s/ Bruce S. Klein
                              ------------------
                              Bruce S. Klein
                              Senior Vice President, General Counsel and
                                Secretary